Exhibit 4.2
MARTIN MARIETTA MATERIALS, INC.
as Issuer
and
BRANCH BANKING AND TRUST COMPANY,
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of April 30, 2007
to
INDENTURE
Dated as of April 30, 2007

Floating Rate Senior Notes due 2010

TABLE OF CONTENTS
Page
ARTICLE 1.
DEFINITIONS

Section 1.1.	Definition of Terms	1
ARTICLE 2.
GENERAL TERMS AND CONDITIONS
OF THE FLOATING RATE SENIOR NOTES
ARTICLE 3.
FORM OF NOTES

Section 3.1.	Form of Floating Rate Senior Notes	7
ARTICLE 4.
ORIGINAL ISSUE OF NOTES

Section 4.1.	Original Issue of Floating Rate Senior Notes	7
ARTICLE 5.
MISCELLANEOUS

Section 5.1.	Ratification of Indenture	7
Section 5.2.	Trustee Not Responsible for Recitals	7
Section 5.3.	Governing Law	7
Section 5.4.	Separability	7
Section 5.5.	Counterparts	8

EXHIBIT A — Form Of Floating Rate Senior Notes	A-1
 i

     FIRST SUPPLEMENTAL INDENTURE, dated as of April 30, 2007 (this “Supplemental Indenture”), between Martin Marietta Materials, Inc., a corporation duly organized and existing under the laws of the State of North Carolina, having its principal office at 2710 Wycliff Road, Raleigh, North Carolina 27607-3033 (the “Corporation”), and Branch Banking and Trust Company, a North Carolina state banking association, as trustee (the “Trustee”).
     WHEREAS, the Corporation executed and delivered the indenture, dated as of April 30, 2007, to the Trustee (as heretofore supplemented, the “Indenture”), to provide for the issuance of the Corporation’s debt securities (the “Securities”), to be issued in one or more series;
     WHEREAS, pursuant to the terms of the Indenture, the Corporation desires to provide for the establishment of a new series of its notes under the Indenture to be known as its “Floating Rate Senior Notes due 2010” (the “Floating Rate Senior Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;
     WHEREAS, the Finance Committee of Board of Directors of the Corporation pursuant to resolutions duly adopted on March 15, 2007 and resolutions of the Chairman Finance Committee of the Board of Directors of the Corporation duly adopted on April 20, 2007, have duly authorized the issuance of the Floating Rate Senior Notes, and has authorized the proper officers of the Corporation to execute any and all appropriate documents necessary or appropriate to effect each such issuance;
     WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 9.1(4) of the Indenture;
     WHEREAS, the Corporation has requested that the Trustee execute and deliver this Supplemental Indenture; and
     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Corporation, in accordance with its terms, and to make the Floating Rate Senior Notes, when executed by the Corporation and authenticated and delivered by the Trustee, the valid obligations of the Corporation, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;
     NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Floating Rate Senior Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Floating Rate Senior Notes, the Corporation covenants and agrees, with the Trustee, as follows:
ARTICLE 1.
DEFINITIONS
Section 1.1 Definition of Terms. Unless the context otherwise requires:

          (a) each term defined in the Indenture has the same meaning when used in this Supplemental Indenture;
          (b) the singular includes the plural and vice versa; and
          (c) headings are for convenience of reference only and do not affect interpretation.
ARTICLE 2.
GENERAL TERMS AND CONDITIONS
OF THE FLOATING RATE SENIOR NOTES
Section 2.1 Designation and Principal Amount. There is hereby authorized and established a series of Securities under the Indenture, designated as the “Floating Rate Senior Notes due 2010”, which is not limited in aggregate principal amount. The aggregate principal amount of the Floating Rate Senior Notes to be issued shall be as set forth in any Corporation order for the authentication and delivery of the Floating Rate Senior Notes, pursuant to Section 2.1 of the Indenture.
Section 2.2 Maturity. The stated maturity of principal for the Floating Rate Senior Notes will be April 30, 2010.
Section 2.3 Further Issues. The Corporation may from time to time, without the consent of the Holders of the Floating Rate Senior Notes, issue additional notes of such series. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the Floating Rate Senior Notes. Any such additional notes, together with the Floating Rate Senior Notes herein provided for, will constitute a single series of Securities under the Indenture.
Section 2.4 Form and Payment. Principal of, premium, if any, and interest on the Floating Rate Senior Notes shall be payable in U.S. dollars.
Section 2.5 Global Securities. Upon the original issuance, the Floating Rate Senior Notes will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”). The Corporation will issue the Floating Rate Senior Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will deposit the Global Securities with DTC or its custodian and register the Global Securities in the name of Cede & Co. The provisions of the fourth paragraph of Section 2.7 of the Indenture shall also apply if an Event of Default or Default which entitles the Holders of the Floating Rate Senior Notes to accelerate the Floating Rate Senior Notes’ maturity shall have occurred and be continuing.
Section 2.6 Interest. (a) The Floating Rate Senior Notes will bear interest from April 30, 2007 (or from the most recent interest payment date to which interest has been paid or provided for; provided, that, notwithstanding Section 10.8 of the Indenture, if an interest payment date (other than in the case of the maturity date of the Floating Rate Senior Notes) falls on a day that is not a business day, the interest payment date shall be postponed to the next business day unless such next succeeding business day would be in the following month, in which case, the interest payment date shall be the immediately preceding business day) payable quarterly in arrears on January 30, April 30, July 30 and October 30, commencing July 30, 2007, to the person in whose name the Floating Rate Senior Notes were registered at the close of business on the 15th day preceding the interest payment date (whether or not a business day); provided, however, that interest payable at maturity of the Floating Rate Senior Notes shall be payable to the person to whom principal thereof shall be payable.
     (b) The Floating Rate Senior Notes will bear interest for each interest period at a rate determined by the Calculation Agent. The Calculation Agent will be the Trustee until such time as the Corporation shall appoint a successor Calculation Agent. The interest rate on the Floating Rate Senior Notes for a particular interest period will be a per annum rate equal to three-month LIBOR as determined on the interest determination date plus 0.15%. The interest determination date for an interest period will be the second London business day preceding that interest period. Promptly upon determination, the Calculation Agent will inform the Trustee and the Corporation of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the Holders, the Trustee and the Corporation. A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
     On any interest determination date, LIBOR shall be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date. If, on an interest determination date, such rate does not appear on the “Reuters Page LIBOR01” as of 11:00 a.m., London time, or if the “Reuters Page LIBOR01” is not available on such date, the Calculation Agent shall obtain such rate from Bloomberg L.P.’s page “BBAM”.
     If no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P. page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then the Calculation Agent (after consultation with the Corporation) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the Calculation Agent shall select three major banks (which may include the underwriters of the Floating Rate Senior Notes) in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR shall be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period shall be set equal to the rate of LIBOR for the then current interest period.
     (c) Upon request from any Holder of Floating Rate Senior Notes, the Calculation Agent will provide the interest rate in effect for the Floating Rate Senior Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period. Dollar amounts resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.
Section 2.7 Authorized Denominations. The Floating Rate Senior Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Section 2.8 Redemption. The Floating Rate Senior Notes shall not be redeemable prior to their maturity.
Section 2.9 Change of Control.
     (a) Upon the occurrence of a Change of Control Repurchase Event, unless the Corporation has exercised its right to redeem all Floating Rate Senior Notes in accordance with the redemption terms as set forth in the Floating Rate Senior Notes, the Corporation shall make an irrevocable offer to each Holder of Floating Rate Senior Notes to repurchase all or any part (in denominations of $2,000 and in integral multiples of $1,000 in excess thereof) of such Holder’s Floating Rate Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Floating Rate Senior Notes repurchased plus any accrued and unpaid interest on the Floating Rate Senior Notes repurchased to, but not including, the date of repurchase.
     (b) Within 30 days following any Change of Control Repurchase Event or, at the Corporation’s option, prior to any Change of Control, but in either case, after the public announcement of such Change of Control, the Corporation shall mail to each Holder of Floating Rate Senior Notes, with a copy to the Trustee, a notice:
          (i) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;
          (ii) offering to repurchase all Floating Rate Senior Notes tendered on the payment date specified in such notice;
          (iii) setting forth the payment date for the repurchase of the Floating Rate Senior Notes, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed; and
          (iv) if mailed prior to the date of consummation of the Change of Control, stating that the offer to repurchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in such notice.
     (c) The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Floating Rate Senior Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Floating Rate Senior Notes, the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.9 by virtue of such conflict.

     (d) On the repurchase date following a Change of Control Repurchase Event, the Corporation shall, to the extent lawful:
     (i) accept for payment all Floating Rate Senior Notes or portions thereof properly tendered pursuant to such offer;
     (ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Floating Rate Senior Notes or portions thereof properly tendered; and
     (iii) deliver or cause to be delivered to the Trustee the Floating Rate Senior Notes properly accepted, together with an Officers’ Certificate of the Corporation stating the aggregate principal amount of Floating Rate Senior Notes or portions thereof being repurchased by the Corporation.
     (e) The Paying Agent will promptly mail to each Holder of Floating Rate Senior Notes properly tendered, the purchase price for such Floating Rate Senior Notes, and the Trustee, upon the execution and delivery by the Corporation of such Floating Rate Senior Notes, will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Floating Rate Senior Note equal in principal amount to any unpurchased portion of any Floating Rate Senior Notes surrendered; provided that each new Floating Rate Senior Note will be in a principal amount of an integral multiple of $1,000.
     (f) The Corporation shall not be required to make an offer to repurchase the Floating Rate Senior Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Corporation and such third party purchases all Floating Rate Senior Notes properly tendered and not withdrawn under its offer.
     (g) Solely for purposes of this Section 2.9 in connection with the Floating Rate Senior Notes, the following terms shall have the following meanings:
     “Below Investment Grade Rating Event” means that (i) the Floating Rate Senior Notes are downgraded by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Floating Rate Senior Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies) and (ii) the rating for the Floating Rate Senior Notes issued by both Rating Agencies following such reduction in rating is below Investment Grade (as defined herein), regardless of whether the rating prior to such reduction in rating was below Investment Grade. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
     “Change of Control” means (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (as used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50% of the Corporation’s Voting Stock (as defined herein), measured by voting power rather than number of shares, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any person or group of related persons for the purpose of Section 13(d)(3) of the Exchange Act, together with any affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) or (iii) the replacement of a majority of the Board of Directors over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, when such replacement shall have not been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election as members of such Board of Directors was previously so approved.
     “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.
     “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Corporation.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Rating Agency” means (a) each of Moody’s and S&P; and (b) if either of Moody’s or S&P ceases to rate the Floating Rate Senior Notes or fails to make a rating of the Floating Rate Senior Notes publicly available for reasons outside of the Corporation’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Corporation and as certified by the Corporation’s Board of Directors as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Section 2.10 Appointment of Agents. The Trustee will initially be the Security Registrar and Paying Agent for the Floating Rate Senior Notes.

ARTICLE 3.
FORM OF NOTES
Section 3.1 Form of Floating Rate Senior Notes. The Floating Rate Senior Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto.
ARTICLE 4.
ORIGINAL ISSUE OF NOTES
Section 4.1 Original Issue of Floating Rate Senior Notes. The Floating Rate Senior Notes may, upon execution of this Supplemental Indenture, be executed by the Corporation and delivered to the Trustee for authentication, and the Trustee shall, upon Corporation order, authenticate and deliver such Floating Rate Senior Notes as in such Corporation order provided.
ARTICLE 5.
MISCELLANEOUS
Section 5.1 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, other than matters governed by Article 8 of the Indenture, which shall apply solely in the final interest period with respect to the Floating Rate Senior Notes, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely in the final interest period with respect to the Floating Rate Senior Notes. Without limiting the foregoing, it is expressly affirmed that the obligations of the Corporation set forth in Sections 4.3, 4.4 and 4.7 of the Indenture shall apply with respect to the Floating Rate Senior Notes.
Section 5.2 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Corporation and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
Section 5.3 Governing Law. This Supplemental Indenture, and each Floating Rate Senior Note shall be governed by and construed in accordance with the laws of the State of New York.
Section 5.4 Separability. In case any one or more of the provisions contained in the Indenture, this Supplemental Indenture, the Floating Rate Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Floating Rate Senior Notes, but the Indenture, this Supplemental Indenture and the Floating Rate Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 5.5 Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

MARTIN MARIETTA MATERIALS, INC.
By:	/s/ Anne H. Lloyd
	Name:	Anne H. Lloyd
	Title:	Chief Financial Officer

BRANCH BANKING AND TRUST COMPANY, as Trustee
By:	/s/ Pamela B. McGee
	Name:	Pamela B. McGee
	Title:	Vice President

EXHIBIT A
FORM OF FLOATING RATE SENIOR NOTES

No.	$
CUSIP No.
[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]
MARTIN MARIETTA MATERIALS, INC.
Floating Rate Senior Note Due 2010
MARTIN MARIETTA MATERIALS, INC., a North Carolina corporation, for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $                     Dollars on April 30, 2010.
     Interest Payment Dates: January 30, April 30, July 30 and October 30
     Record Dates: 15 calendar days prior to the Interest Payment Dates (whether or not a business day
Additional provisions of this Note are set forth on the other side of this Note.

Attest:	[SEAL]	MARTIN MARIETTA MATERIALS, INC.

By:
Secretary			Chief Executive Officer

1

Dated:
Authenticated:
This in one of the Securities of the series designated herein and referred to in the within-named Indenture.

,
as Trustee

By:		,
Authorized Officer

2

MARTIN MARIETTA MATERIALS, INC.
Floating Rate Note Due 2010
     Interest. Martin Marietta Materials, Inc., a North Carolina corporation (the “Corporation”), promises to pay interest on the principal amount of this Security at the rate set forth in the Indenture (as defined below) above. The Corporation will pay interest quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, commencing on July 30, 2007. Interest on the Securities will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from April 30, 2007. Unless otherwise specified, interest will be computed on the basis of a 360-day year of twelve 30-day months.
     Method of Payment. Except as described above, the Corporation will pay interest on the Securities of this series (except defaulted interest, which shall be paid as set forth below) to the persons who are registered holders of the Securities at the close of business on the record date for the next interest payment date even though the Securities are cancelled after the record date and on or before the interest payment date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee for the Securities, notice whereof shall be given to the Holders of Securities not less than 15 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any Securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Payment of the principal of (and premium, if any) and interest on this Securities will be made at the office or agency of the Corporation maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made by check mailed to a registered Holder’s address. All payments of principal and interest with respect to the Global Notes will be made by the Corporation in immediately available funds. To the extent lawful, the Corporation shall pay interest on overdue principal at the rate borne by the Securities and it shall pay interest on overdue installments of interest at the same rate.
     Paying Agent and Registrar. Initially, Branch Banking and Trust Company (“Trustee”), Corporate Trust Services, 223 West Nash Street, Wilson, North Carolina 27893, will act as Paying Agent and Registrar. The Corporation may change any Paying Agent, Registrar or co-registrar without notice. The Corporation or any of its Subsidiaries (as defined in the Indenture) may act as Paying Agent, Registrar or co-registrar.
     Indenture. The Corporation issued the Securities under an Indenture dated as of April 30, 2007, between the Corporation and the Trustee, as supplemented by the First Supplemental Indenture dated as of April 30, 2007, between the Corporation and the Trustee ( as supplemented, the “Indenture”). The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (“Act”). The Securities are subject to all such terms, and holders are referred to the Indenture, all applicable supplemental indentures and the Act for a statement of those terms.

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This Security is one of the series designated on the face hereof and will initially be offered in the principal amount of $225,000,000. The Corporation may, without the consent of the Holders, issue additional Securities and thereby increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as this Security.
     Denominations; Transfer; Exchange. The Securities of this series are in registered form without coupons in denominations of $2,000 and any multiple of $1,000 in excess thereafter. A holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Also, it need not transfer or exchange any Securities for a period of 15 days before a selection of Securities to be redeemed or before an interest payment date.
     Persons Deemed Owners. The registered holder of this Security may be treated as the owner of it for all purposes, and neither the Corporation, the Trustee, nor any Registrar, Paying Agent or co-registrar shall be affected by notice to the contrary.
     Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Corporation at its request. After that, holders entitled to unclaimed money must look only to the Corporation and not the Trustee for payment unless an abandoned property law designates another person.
     Defeasance. The Indenture contains provisions for defeasance of the entire principal of the Securities of this series solely in the final interest period upon compliance by the Corporation with certain conditions set forth therein.
     Amendment; Supplement; Waiver. Subject to certain exceptions as therein provided, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the Securities of each series affected, and, subject to certain exceptions and limitations as provided in the Indenture, any past default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Securities. Without the consent of any Holder, the Indenture or the Securities of this series may be amended or supplemented, for among other reasons, to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated Securities in addition to or in place of certificated Securities or to make any change that does not materially adversely affect the rights of any Holder. Without the consent of any holder, the Trustee may waive compliance with any provision of the Indenture or the Securities of this series if the waiver does not materially adversely affect the rights of any Holder of Securities of this series.
     Restrictive Covenants. The Indenture does not limit unsecured debt of the Corporation or any of its Subsidiaries. It does limit certain mortgages, liens and sale-leaseback transactions. The limitations are subject to a number of important qualifications and exceptions. Once a year the Corporation must report to the Trustee on compliance with the limitations.
     Successors. When a successor entity assumes all the obligations of the Corporation or its successors under, and in compliance with, the Securities and the Indenture, the predecessor Corporation will be released from those obligations.

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     Defaults and Remedies. An Event of Default is: default for 30 days in payment of any interest on the Securities; default in payment of any principal on the Securities of this series; failure by the Corporation for 90 days after notice to it given in accordance with the terms of the Indenture to comply with any of its other agreements in the Indenture or the Securities; and certain events of bankruptcy or insolvency, all as more fully set forth in the Indenture. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series and accrued interest thereon may be declared due and payable in the manner and with the effect provided in the Indenture. Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity satisfactory to it. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding notice is in the interests of such holders.
     Trustee Dealings with the Corporation. Branch Banking and Trust Company, the Trustee under the Indenture, in its individual or any other capacity is a lender under the Corporation’s credit facility and a underwriter of the Securities and may make loans to, accept deposits from and perform services for the Corporation or any of its affiliates, and may otherwise deal with the Corporation or its affiliates as if it were not Trustee.
     No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Corporation shall not have any liability for any obligations of the Corporation under the Securities or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a Security waives and releases all such liability. This waiver and release are part of the consideration for the issue of the Securities.
     Authentication. This Security shall not be valid until the Trustee or other Authenticating Agent manually signs the certificate of authentication on this Security.
     Miscellaneous. This Security shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.
     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     The Corporation will furnish to any holder upon written request and without charge a copy of the Indenture. Requests may be made to: Martin Marietta Materials, Inc., 2710 Wycliff Road, Raleigh, North Carolina 27607-3033 Attention: Secretary.

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